Exhibit 5 and 23

Office of the General Counsel	One American Road
Peter J. Sherry, Jr.	Room 1134, WHQ
Associate General Counsel	Dearborn, Michigan 48126
313/323-2130
313/248-8713 (Fax)
psherry@ford.com

November 9, 2009
Ford Motor Company
One American Road
Dearborn, MI, 48126

Re:	Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on June 2, 2008, by Ford Motor Company (the "Company") for the registration of debt securities ("Debt Securities").  The Debt Securities are to be issued pursuant to the provisions of an Indenture dated as of January 30, 2002, as supplemented (the "Indenture"), between the Company and The Bank of New York Mellon, as Trustee (the "Trustee").

Pursuant to the terms of the Indenture, the Company has created as a series of Debt Securities its 4.25% Senior Convertible Notes due 2016 (the "Notes") in an aggregate principal amount of $2,875,000,000, which Notes are convertible into shares of common stock, par value $.01 per share (the "Common Stock") of the Company, cash or a combination of cash and shares of Common Stock, at the Company's election.

As Secretary of the Company, I am familiar with the Restated Certificate of Incorporation and the By-laws of the Company and with the affairs of the Company.  I also am familiar with the Company's action taken pursuant to Sections 2.01 and 3.01 of the Indenture to establish the Notes as a series of Debt Securities under the Indenture.  I have also examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.

Based on the foregoing, it is my opinion that:

1.         the Notes constitute legal, valid and binding obligations of the Company.

2.         the Common Stock initially issuable upon conversion of the Notes has been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

My opinions expressed herein are subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, reorganization, insolvency, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.  I further express no opinion as to the (y) validity, legally binding effect or enforceability of any provision in the Notes or the Indenture that requires or relates to adjustments to the conversion price at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture and (z) validity, legally binding effect or enforceability of any provision in the Notes or the Indenture that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

I wish to point out that I am a member of the Bar of the State of Michigan and do not hold myself out as an expert in the laws of other jurisdictions.  However, I have made, or cause to be made, such investigation as I have deemed appropriate with respect to the laws of other jurisdictions in connection with the opinion expressed herein, and nothing has come to my attention in the course of such investigation which would lead me to question the correctness of such opinion.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Peter J. Sherry, Jr.

Peter J. Sherry, Jr.
Secretary